Exhibit 99.1

  United States Steel Corporation Reports 2003 Fourth Quarter and Full-Year
                                   Results

                             Earnings Highlights
                 (Dollars in millions except per share data)

                                       4Q 2003    4Q 2002       2003     2002

    Revenues and other income          $2,681     $1,899      $9,458   $7,054
    Segment income (loss) from
     operations
       Flat-rolled Products               $23         $2        $(54)    $(84)
       Tubular Products                    (6)       (11)        (25)      (6)
       U. S. Steel Europe                  37         45         203      110
       Straightline                       (18)       (15)        (70)     (45)
       Real Estate                         10         17          50       50
       Other Businesses                     3          -         (35)      33
    Total segment income from operations  $49        $38         $69      $58
    Retiree benefit (expenses) credits    (47)        13        (107)      79
    Adjustments for other items
     not allocated to segments*           (36)       (49)       (692)      (9)
    Income (loss) from operations        $(34)        $2       $(730)    $128
    Income (loss) before extraordinary
     loss and cumulative effect of
     change in accounting principle      $(22)       $11       $(406)     $61
       - Per basic and diluted share   $(0.26)     $0.10      $(4.09)   $0.62
    Net income (loss)                    $(22)       $11       $(463)     $61
       - Per basic and diluted share   $(0.26)     $0.10      $(4.64)   $0.62

     * See Preliminary Supplemental Statistics for details

    PITTSBURGH, Jan. 30 /PRNewswire-FirstCall/ -- United States Steel Corporation (NYSE: X) reported a fourth quarter 2003 net loss of $22 million, or 26 cents per diluted share after preferred stock dividends. In the third quarter of 2003, the company had a net loss of $354 million, or $3.47 per diluted share after preferred stock dividends. Fourth quarter 2002 net income was $11 million, or 10 cents per diluted share.

    For full-year 2003, U. S. Steel reported a net loss of $463 million, or $4.64 per diluted share after preferred stock dividends, compared with 2002 net income of $61 million, or 62 cents per diluted share.

    Commenting on the year's results, U. S. Steel Chairman and CEO Thomas J. Usher said, "2003 was a landmark year for U. S. Steel as we made tremendous strides in strengthening our position as a leading global provider of value-added steel products. Company-defining events included acquiring and successfully integrating National Steel; reaching a new labor agreement with the United Steelworkers of America, which provides the flexibility to staff and operate our domestic plants on a world-competitive basis; and expanding our global platform through the acquisition of Sartid in Serbia. These two acquisitions increased our annual worldwide steelmaking capability by about 50 percent to 26.8 million tons.

    "Significant progress was also made during the year in achieving our goal of annual repeatable cost savings in excess of $400 million by the end of 2004. Savings are being realized in a number of areas, including operational synergies associated with the National purchase; reductions in the total domestic workforce from approximately 28,000 personnel at the time of the National acquisition to about 22,000 at year-end 2003; and the elimination of redundant functions while moving to a more efficient administrative structure. We expect to achieve additional significant cost savings from ongoing operating cost-improvement programs at our domestic and international facilities."

    The company reported a fourth quarter 2003 loss from operations of $34 million, compared with a loss from operations of $694 million in the third quarter of 2003 and income from operations of $2 million in the fourth quarter of 2002. For the year 2003, the company reported a loss from operations of $730 million versus full-year 2002 income from operations of $128 million.

    The fourth quarter 2003 loss from operations included the following pre-tax items that were not allocated to segments:

     * $72 million expense for outstanding stock appreciation rights resulting from the increase in the company's common stock price from $18.38 to $35.02 per share during the fourth quarter;
     * $16 million charge for the write-down of fixed assets and certain employee benefit costs related to the closing of Straightline Source;
     * $3 million charge related to workforce reductions in excess of the company's estimates as of September 30, 2003; and
     * $55 million gain reflecting the excess of fair value over net book value for timber cutting rights U. S. Steel voluntarily contributed to its defined benefit pension fund.

    The above items reduced fourth quarter 2003 net income by $23 million, or 23 cents per diluted share. Items not allocated to segments, excluding retiree benefit expenses, reduced fourth quarter 2002 net income by $32 million, or 32 cents per share; reduced 2003 net income by $450 million, or $4.36 per share; and reduced 2002 net income by $6 million, or 6 cents per share. Full-year 2003 also included an extraordinary loss of $52 million, or 50 cents per share, and an unfavorable $5 million, or 5 cents per share, for the cumulative effect of a change in accounting principle.

    Reportable Segments and Other Businesses

    Management uses segment income from operations to evaluate company performance because it believes this to be a key measure of ongoing operating results. Effective with the fourth quarter of 2003, benefit expenses for current retirees are separately identified and are no longer allocated to the reportable segments and Other Businesses. These expenses include pensions, health care, life insurance and any profit-based expenses for the benefit of retirees. Benefit expenses for active employees continue to be allocated to the reportable segments and Other Businesses. This change was made so that the operating results of U. S. Steel's reportable segments will better reflect their current contribution and so that U. S. Steel's segment results will be more comparable to those of its primary competitors who do not have significant retiree obligations. Historical restated segment information has been included in the Statistical Supplements to this release.

    U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $49 million, or $9 per ton, in the fourth quarter of 2003, compared with a segment loss of $9 million, or $2 per ton, in third quarter 2003, and segment income of $38 million, or $10 per ton, in the fourth quarter of 2002.

    Similarly, segment income from operations for full-year 2003 was $69 million, or $4 per net ton, versus the prior year's income of $58 million, or $4 per net ton.

    Segment results for the fourth quarter of 2003 improved by $58 million from the 2003 third quarter. Benefiting the latest quarter's domestic results were realized cost savings related to U. S. Steel's domestic workforce reduction programs; synergies realized from the National acquisition; the absence of costs associated with August's electrical grid power outage and third quarter receivables impairments; and a $16 million reversal of property tax accruals for 2002 and 2003 resulting from a state-mandated real property reassessment of Gary Works. Offsetting these positives were $40 million in costs for major scheduled repair outages and $12 million for increased costs for purchased scrap. Higher prices and shipment levels for European operations were offset by a 38-day strike in Serbia and operational difficulties with a blast furnace in Slovakia, which reduced Slovakia's capability utilization to 87 percent in December. While the company expects some lingering effects in the first quarter, corrective actions have been taken and the blast furnace is expected to be back to normal operation by mid-February.

    Additional Minimum Liability Adjustment

    In the fourth quarter of 2003, U. S. Steel merged its two major defined benefit pension plans. Based on the year-end measurement of this merged plan and another smaller plan, using a discount rate assumption of 6.0 percent,
U. S. Steel was required to increase the additional minimum liability. The corresponding fourth quarter non-cash charge to equity of $534 million reflects a full valuation allowance on the deferred tax asset related to this increase. This adjustment had no impact on net income. The total cumulative net charge against equity at December 31, 2003, of $1.5 billion could increase or be partially or totally reversed at a future measurement date depending on the funded status of the plans and future determinations of the necessity or adequacy of a tax valuation allowance. The company estimates that as of December 31, 2003, a 1/2 percent increase in the discount rate would have reversed the total cumulative net charge against equity and a 1/2 percent decrease in the discount rate would have increased the charge against equity by up to $365 million.

    Outlook for 2004 First Quarter and Full Year

    Looking ahead Usher stated, "Entering 2004, domestic prices continue to improve, our first quarter domestic order book for sheet products is sold out and we are producing near capacity. Beyond the first quarter, as domestic steel markets continue to benefit from a stronger U.S. economy and improved demand for steel globally, especially in China, we expect to realize the benefits of improved market conditions. Additionally, the lower value of the dollar and significantly higher ocean freight costs should continue to constrain steel import levels. In Europe, steel prices are also moving higher as European steel markets benefit from increased global steel demand and producers look to recover increased raw materials costs.

    "Accompanying the increased demand for steel, prices and related transportation costs for steelmaking commodities such as coking coal, coke, iron ore and scrap have increased sharply around the globe. While our future results will be affected by market prices and availability of these purchased commodities, U. S. Steel's balanced domestic raw materials position and limited dependence on steel scrap should lessen the effects and improve the competitive position of U. S. Steel's domestic operations. In the United States, U. S. Steel purchases all of its coking coal requirements and a portion of its scrap requirements, but is self-sufficient in iron ore and is a net seller of coke. In Europe, U. S. Steel purchases all of its coking coal and iron ore requirements and a modest portion of its coke and scrap requirements."

    Compared with fourth quarter results, first quarter shipments for the Flat-rolled segment are expected to remain strong with prices improving. However, results will be negatively affected by continued increases in raw material and energy costs. For full-year 2004, Flat-rolled shipments are expected to increase by about 14 percent to approximately 15.5 million tons due mainly to a full year of shipments from the acquired National assets. Previously announced price increases of $30 per ton for sheet products and 4 percent for tin products were effective January 5, 2004. To cover unprecedented increases in raw material and transportation costs, the company announced a $30 per ton surcharge on all products effective February 1, 2004, which will remain in effect until further notice. The company also announced additional increases of $50 per ton for hot-rolled products and hot strip mill plate, and increases of $60 per ton for cold-rolled and coated sheet products, effective April 4, 2004.

    Late in the fourth quarter of 2003, U. S. Steel declared force majeure on contractual coke shipments from Clairton Works because one of its major coal suppliers declared force majeure on coal shipments following a mine fire. The global coke shortage was further aggravated by these events and is forcing certain domestic steelmakers to curtail production, which has contributed to upward pressure on domestic steel prices. U. S. Steel has entered into contracts to purchase adequate supplies of coal in 2004 at competitive market prices and, assuming timely delivery, currently expects to return Clairton Works to full production by the end of the first quarter. U. S. Steel has been able to purchase additional coke and currently does not expect to materially reduce its steel production due to raw material constraints.

    The Tubular segment is expected to benefit from increased shipments and prices in the first quarter compared to 2003's fourth quarter. Full-year shipments are expected to rise by almost 14 percent to 1 million tons. Effective December 2003, Tubular announced price increases for certain products ranging from $40 to $60 per ton. Effective January 2004, Tubular announced additional price increases of $30 to $50 per ton. This segment also should benefit in 2004 from the new quench and temper line at Lorain Pipe Mills, which reached full production capability during the fourth quarter of 2003.

    For U. S. Steel Europe (USSE), first quarter prices are expected to be higher than in 2003's fourth quarter, but are expected to be offset by higher costs for raw materials and slightly lower production volumes in Slovakia due to the previously discussed production issues. Operations in Serbia are still in their initial ramp-up and are expected to reach 50 percent of capability later in the first quarter. As a result, USSE shipments in 2004 are projected to increase by about 8 percent to approximately 5.2 million net tons. Price increases of 20 euros per metric ton were announced for flat-rolled products, effective January 1, 2004. Given current and expected worldwide steel market conditions, further price increases in the second quarter are likely.

    Total pension costs for domestic defined benefit plans are expected to be approximately $205 million for 2004, an increase of about $110 million from 2003, excluding charges related to the 2003 workforce reductions. This amount includes $151 million for employees and $54 million for current retirees.
U. S. Steel expects to make a voluntary $75 million cash contribution to its defined benefit pension fund in 2004.

    U. S. Steel is currently in the process of finalizing its determination of the effect of the recent Medicare prescription drug legislation, which is expected to reduce ongoing expense for its health benefit plans. Other postretirement benefit expense in 2004 is expected to be less than 2003 expense of $181 million, excluding charges related to the 2003 workforce reductions. This amount included $40 million for employees and $141 million for current retirees.

    Earlier this week, U. S. Steel filed a shelf registration statement with the Securities and Exchange Commission for the public issuance of up to $600 million in common or preferred stock, debt or other securities. Subject to market conditions, U. S. Steel is considering the issuance of common stock to take advantage of a provision expiring in August 2004 for the early redemption of up to 35 percent of the $535 million face amount of its 10.75% debentures at a premium of 10.75 percent.

    This release contains forward-looking statements with respect to National acquisition synergies, workforce reductions, administrative cost reductions, market conditions, operating costs, shipments, prices and employee benefit costs. Factors that may affect expected synergies from the acquisition of substantially all of the assets of National include the possibility that U. S. Steel may need more employees than anticipated to operate its businesses. Factors that may affect expected cost reductions include management's ability to implement its cost reduction strategy. Some factors, among others, that could affect 2004 market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas prices and usage; raw materials availability and prices; changes in environmental, tax and other laws; the resumption of operation of steel facilities sold under the bankruptcy laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. Factors that may affect the amount of net periodic benefit costs include, among others, pension fund investment performance, liability changes and interest rates. Factors which may affect the nature, completion, timing and size of public offerings include successful closing with the underwriters and market conditions. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2002, and in subsequent filings for
U. S. Steel.

    A Statement of Operations, Other Financial Data and Supplemental Statistics for U. S. Steel are attached. Prior quarter and prior year Supplemental Statistics have been restated to conform to the year-end 2003 segment presentation.

    The company will conduct a conference call on fourth quarter earnings on Friday, January 30, at 2 p.m. EST. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

    For more information on U. S. Steel, visit its web site at www.ussteel.com.


                       UNITED STATES STEEL CORPORATION
                     STATEMENT OF OPERATIONS (Unaudited)
                     ------------------------------------
                                   Fourth Quarter Ended        Year Ended
    (Dollars in millions,               December 31            December 31
     except per share amounts)        2003       2002       2003       2002
    --------------------------------------------------------------------------
    REVENUES AND OTHER INCOME:
    Revenues                        $2,613     $1,852     $9,328     $6,949
    Income (loss) from investees        (1)        22        (11)        33
    Net gains on disposal of assets     58         22         85         29
    Other income                        11          3         56         43
                                     -----      -----      -----      -----
    Total revenues and other income  2,681      1,899      9,458      7,054
                                     -----      -----      -----      -----
    COSTS AND EXPENSES:
    Cost of revenues (excludes
     items shown below)              2,352      1,640      8,469      6,158
    Selling, general and
     administrative expenses           252        173        673        418
    Depreciation, depletion and
     amortization                       92         84        363        350
    Restructuring charges               19          -        683          -
                                     -----      -----      -----      -----
    Total costs and expenses         2,715      1,897     10,188      6,926
                                     -----      -----      -----      -----
    INCOME (LOSS) FROM OPERATIONS      (34)         2       (730)       128
    Net interest and other financial
     costs                              24         30        130        115
                                     -----      -----      -----      -----
    INCOME (LOSS) BEFORE INCOME TAXES,
     EXTRAORDINARY
    LOSS AND CUMULATIVE EFFECT OF
     CHANGE IN ACCOUNTING PRINCIPLE    (58)       (28)      (860)        13
    Benefit for income taxes           (36)       (39)      (454)       (48)
                                     -----      -----      -----      -----
    INCOME (LOSS) BEFORE EXTRAORDINARY
     LOSS AND CUMULATIVE EFFECT OF
      CHANGE IN ACCOUNTING PRINCIPLE   (22)        11       (406)        61
    Extraordinary loss, net of tax       -          -        (52)         -
    Cumulative effect of change in
     accounting principle, net of tax    -          -         (5)         -
                                     -----      -----      -----      -----
    NET INCOME (LOSS)                  (22)        11       (463)        61
    Dividends on preferred stock        (5)         -        (16)         -
                                      -----     -----      -----      -----
    NET INCOME (LOSS) APPLICABLE
     TO COMMON STOCK                  $(27)       $11      $(479)       $61
                                      =====     =====      =====      =====
    COMMON STOCK DATA:
    Per share - basic and diluted:
     Income (loss) before extraordinary
      loss and cumulative effect of
      change in accounting principle $(.26)      $.10     $(4.09)      $.62
    Extraordinary loss, net of tax       -          -       (.50)         -
    Cumulative effect of change in
     accounting principle, net of tax    -          -       (.05)         -
                                    ------     ------     ------     ------
    Net income (loss)                $(.26)      $.10     $(4.64)      $.62
                                    ======     ======     ======     ======
    Weighted average shares, in
     thousands
    - Basic                        103,423    102,349    103,179     97,426
    - Diluted                      103,423    102,349    103,179     97,428

    Dividends paid per share          $.05       $.05       $.20       $.20

    The following notes are an integral part of this financial statement.


                       UNITED STATES STEEL CORPORATION
                    SELECTED NOTES TO FINANCIAL STATEMENT
                    -------------------------------------

     1. Income from investees for 2003 includes an $11 million impairment of a cost method investment. Income from investees for 2002 includes a gain of $39 million for U. S. Steel's share of insurance recoveries related to the May 31, 2001 fire at the USS-POSCO joint venture.

     2. In December 2003, U. S. Steel completed a voluntary contribution of timber cutting rights to its defined benefit pension plan. The fair value of the contributed assets of $59 million exceeded the net book value of $4 million, resulting in a $55 million gain on disposal of assets. In addition, U. S. Steel voluntarily contributed $16 million in cash to its defined benefit pension plan, bringing total 2003 contributions to $75 million.

        On June 30, 2003, U. S. Steel completed the sale of the mines and related assets of U. S. Steel Mining Company, LLC to a non-affiliated company, PinnOak Resources, LLC. The gross proceeds of the sale were $57 million resulting in a gain on disposal of assets of $13 million.

        In October 2002, U. S. Steel sold an option to purchase its shares of VSZ, a.s. Cash proceeds of $31 million were received in consideration for the option and the subsequent sale of the shares resulting in a gain of $20 million, which was included in net gains on disposal of assets.

     3. During 2003, U. S. Steel sold certain coal seam gas interests in Alabama for net cash proceeds of $34 million, which is reflected in other income.

        During 2002, U. S. Steel recognized a gain of $38 million associated with the recovery of black lung excise taxes that were paid on coal export sales during the period 1993 through 1999. This gain is included in other income and resulted from a 1998 federal district court decision that found such taxes to be unconstitutional. Of the $38 million recognized, $11 million represents the interest component of the claim.

     4. Cost of revenues for 2003 and 2002 contain a charge of $25 million and a credit of $9 million, respectively, related to litigation items.

     5. During 2003, $75 million in compensation expense was recorded related to stock appreciation rights. These stock appreciation rights were issued over the last ten years and allow the holders to receive cash and/or common stock equal to the excess of the fair market value of the common stock over the exercise price. When the common stock price exceeds the grant price, the stock appreciation rights are marked to market in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

     6. During 2003, U. S. Steel implemented a restructuring program to reduce its cost structure primarily through workforce and administrative cost reductions, a new labor agreement with the United Steelworkers of America, industry consolidation and the divestiture of non-core assets. The domestic steel industry is restructuring after many years of low prices and worldwide oversupply. One factor facilitating the restructuring of the domestic steel industry has been the elimination of unfunded pension, healthcare and other legacy costs through the bankruptcy process, which has reduced the cost structure of some of our competitors.


                       UNITED STATES STEEL CORPORATION
                    SELECTED NOTES TO FINANCIAL STATEMENT
                    -------------------------------------

        During 2003, U. S. Steel incurred $683 million of restructuring related costs. These restructuring charges included employee severance and benefit charges of $623 million and fixed asset impairments of $60 million.

        The restructuring charges include:

        * Curtailment expenses of $310 million for pensions and $64 million for other postretirement benefits (OPEB) related to employee reductions under the Transition Assistance Program (TAP) for union employees, other retirements, layoffs and asset dispositions;
        * Termination benefit charges of $40 million primarily for enhanced benefits provided to U. S. Steel employees retiring under the TAP;
        * Early retirement cash incentives of $103 million related to the TAP;
        * Salaried benefits under the layoff benefit program of $9 million; and
        * Pension settlement losses of $97 million.

        The fixed-asset impairment charges of $60 million relate to the November 1, 2003 non-monetary exchange of U. S. Steel's plate mill at Gary Works for the assets of International Steel Group Inc.'s No. 2 pickle line at its Indiana Harbor Works and the write-off of fixed assets of the Straightline segment which was closed to new business effective December 31, 2003 due to continued operating losses. Straightline will be shut down in 2004 as soon as existing contractual obligations have been fulfilled.

        The table below sets forth the significant components and activity in the restructuring program during 2003:


                                                                   Accrual at
                              Restructuring  Non-cash   Cash      December 31,
    (In millions)                charges     charges   payments      2003
    --------------------------------------------------------------------------
    Employee severance and benefits:
     Pension and OPEB
      curtailment(a)              $374        $374        $-           $-
     Termination benefits(a)        40          40         -            -
     Cash incentives               103           -        86           17
     Layoff benefits                 9           -         3            6
     Pension settlement             97          97         -            -
                                 -----       -----     -----        -----
      Total                        623         511        89           23

    Fixed asset impairments:
     Plate mill                     46          46         -            -
     Straightline                   14          14         -            -
                                 -----       -----     -----        -----
      Total                         60          60         -            -
                                 -----       -----     -----        -----
    Total restructuring charges   $683        $571       $89          $23
    --------------------------------------------------------------------------

    (a) Any liability associated with these charges is calculated and recorded as part of the pension and other postretirement obligation.

        The accrual of $23 million is included in payroll and benefits payable on the balance sheet at December 31, 2003 and is expected to be paid within the next twelve months.


                       UNITED STATES STEEL CORPORATION
                    SELECTED NOTES TO FINANCIAL STATEMENT
                    -------------------------------------

     7. Net interest and other financial costs include amounts related to the remeasurement of USSK's and USSB's net monetary assets into the U. S. dollar, which is their functional currency. During the fourth quarter and year ended December 31, 2003, net gains of $15 million and $20 million, respectively, were recorded as compared with net gains of $2 million and $16 million, respectively in the fourth quarter and year ended December 31, 2002. Additionally, the income tax benefit for 2003 included a $14 million favorable effect relating to an adjustment of prior years' taxes. Net interest and other financial costs in the fourth quarter and year ended December 31, 2003 included a favorable adjustment of $4 million and $17 million, respectively, related to interest accrued for these income taxes.

     8. The Slovak Income Tax Act provides an income tax credit which is available to USSK if certain conditions are met. In order to claim the tax credit in any year, 60% of USSK's sales must be export sales and USSK must reinvest the tax credits claimed in qualifying capital expenditures during the five years following the year in which the tax credit is claimed. The provisions of the Slovak Income Tax Act permit USSK to claim a tax credit of 100% of USSK's tax liability for years 2000 through 2004 and 50% for the years 2005 through 2009. Management believes that USSK fulfilled all of the necessary conditions for claiming the tax credit for the years 2000 through 2003. As a result of claiming these tax credits and management's intent to reinvest earnings in foreign operations, virtually no income tax provision is recorded for USSK income.

        In October 2002, a tax credit limit was negotiated by the Slovak government as part of the Accession Treaty governing the Slovak Republic's entry into the European Union (EU). The Treaty limits to $500 million the total tax credit to be granted to USSK during the period 2000 through 2009. The Treaty also places limits upon USSK's flat-rolled production and export sales to the EU, allowing for modest growth each year through 2009. The limits upon export sales to the EU take effect upon the Slovak Republic's entry into the EU, which is expected to occur in May 2004. A question has recently arisen with respect to the effective date of the production limits. Slovak Republic representatives have stated their belief that the Treaty intended that these limits take effect upon entry into the EU, whereas the European Commission has taken the position that the flat-rolled production limitations apply as of 2002. Discussions between representatives of the Slovak Republic and the European Commission are ongoing. Although it is not possible to predict the outcome of those discussions, the solution could take many forms including a reduction in USSK's tax credit, a payment for taxes based on a portion of production for years 2002 and 2003, or the acceleration of certain restrictions upon USSK's flat-rolled production. At this time, it is not possible to predict the impact of such a settlement upon U. S. Steel's financial position, results of operations or cash flows.


                       UNITED STATES STEEL CORPORATION
                       OTHER FINANCIAL DATA (Unaudited)
                     ------------------------------------
                                                           Year Ended
                                                           December 31
    Cash Flow Data               (In millions)           2003           2002
    --------------------------------------------------------------------------
    Cash provided from (used in) operating activities:
     Net income (loss)                                  $(463)           $61
     Depreciation, depletion and amortization             363            350
     Restructuring charges                                594              -
     Working capital changes                              488            (69)
     Other operating activities                          (409)           (63)
                                                       ------         ------
      Total                                               573            279
                                                       ------         ------
    Cash used in investing activities:
     Capital expenditures                                (311)          (258)
     Acquisition of National Steel
      Corporation assets                                 (839)             -
     Acquisition of U. S. Steel Kosice                    (37)           (38)
     Acquisition of U. S. Steel Balkan                    (28)             -
     Other investing activities                            82            (13)
                                                       ------         ------
      Total                                            (1,133)          (309)
                                                       ------         ------
    Cash provided from financing activities and
     foreign exchange rate changes:
      Issuance of long-term debt                          427              -
      Preferred stock issued                              242              -
      Common stock issued                                  23            227
      Other financing activities                          (59)          (101)
                                                       ------         ------
       Total                                              633            126
                                                       ------         ------
    Total net cash flow                                    73             96
    Cash at beginning of the year                         243            147
                                                       ------         ------
    Cash at end of the year                              $316           $243
                                                       ======         ======


                                                      Dec. 31         Dec. 31
    Balance Sheet Data          (In millions)           2003            2002
    -------------------------------------------------------------------------
    Cash and cash equivalents                           $316             $243
    Other current assets                               2,869            2,197
    Property, plant and equipment - net                3,415            2,978
    Pension asset                                          8            1,654
    Other assets                                       1,223              905
                                                      ------           ------
    Total assets                                      $7,831           $7,977
                                                      ======           ======
    Current liabilities                               $2,137           $1,372
    Long-term debt                                     1,890            1,408
    Employee benefits                                  2,375            2,601
    Other long-term liabilities                          336              569
    Stockholders' equity                               1,093            2,027
                                                      ------           ------
    Total liabilities and stockholders' equity        $7,831           $7,977
                                                      ======           ======


                       UNITED STATES STEEL CORPORATION
               PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
               -----------------------------------------------
                                            Fourth Quarter         Year
                                          Ended December 31  Ended December 31
    (Dollars in millions)                     2003     2002     2003      2002
                                         -------------------------------------
    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products                      $23       $2     $(54)     $(84)
    Tubular Products                           (6)     (11)     (25)       (6)
    U. S. Steel Europe                         37       45      203       110
    Straightline                              (18)     (15)     (70)      (45)
    Real Estate                                10       17       50        50
    Other Businesses                            3        -      (35)       33
                                            -----    -----    -----     -----
    Segment Income from Operations             49       38       69        58
     Retiree benefit (expenses) credits       (47)      13     (107)       79
     Other items not allocated to segments:
      Stock appreciation rights               (72)       -      (75)        -
      Costs related to Straightline shutdown  (16)       -      (16)        -
      Workforce reduction charges              (3)     (90)    (621)     (100)
      Asset impairments                         -        -      (57)      (14)
      Costs related to Fairless shutdown        -        -        -        (1)
      Litigation items                          -        -      (25)        9
      Timber contribution to pension plan      55        -       55         -
      Income from sale of coal
       seam gas interests                       -        -       34         -
      Gain on sale of coal mining assets        -        -       13         -
      Federal excise tax refund                 -        2        -        38
      Insurance recoveries
       related to USS-POSCO fire                -       19        -        39
      Gain on VSZ share sale                    -       20        -        20
                                            -----    -----    -----     -----
        Total Income (Loss) from Operations  $(34)      $2    $(730)     $128

    CAPITAL EXPENDITURES
     Flat-rolled Products                     $39      $20      $96       $47
     Tubular Products                           6       24       50        52
     U. S. Steel Europe                        49       52      121        97
     Straightline                               -        1        2         8
     Real Estate                                -        -        1         1
     Other Businesses                          12       11       41        53
                                            -----    -----    -----     -----
        Total                                $106     $108     $311      $258

    OPERATING STATISTICS
     Average realized price: ($/net ton)(a)
      Flat-rolled Products                   $423     $431     $422      $410
      Tubular Products                        617      668      630       651
      U. S. Steel Europe                      372      306      358       276
    Steel Shipments:(a)(b)
      Flat-rolled Products                  3,970    2,400   13,517     9,900
      Tubular Products                        234      152      882       773
      U. S. Steel Europe                    1,228    1,079    4,789     3,949
    Raw Steel-Production:(b)
      Domestic Facilities                   4,285    2,609   14,914    11,535
      U. S. Steel Europe                    1,275    1,142    4,836     4,394
    Raw Steel-Capability Utilization:(c)
      Domestic Facilities                    87.6%    80.8%    88.3%     90.1%
      U. S. Steel Europe                     68.2%    90.6%    84.3%     87.9%
    Domestic iron ore production(b)         5,280    4,209   18,608    16,398
    Domestic iron ore shipments(b)(d)       5,342    4,072   18,238    16,239
    Domestic coke production(b)             1,599    1,399    5,973     5,104
    Domestic coke shipments(b)(e)             490      583    1,967     1,698

     ----------
     (a) Excludes intersegment transfers.
     (b) Thousands of net tons.
     (c) Based on annual raw steel production capability for domestic facilities of 12.8 million net tons prior to May 20, 2003, and 19.4 million net tons thereafter; and annual raw steel production capability for U. S. Steel Europe of 5.0 million net tons prior to September 12, 2003, and 7.4 million net tons thereafter.
     (d) Includes intersegment transfers.
     (e) Includes trade shipments only. Effective with the third quarter of 2003, there were no intersegment transfers.


                       UNITED STATES STEEL CORPORATION
                     SUPPLEMENTAL STATISTICS (Unaudited)
                                     2003

                                       (a)     (a)       (a)
                                     Quarter Quarter   Quarter Quarter   Year
                                      ended   Ended     ended   ended   Ended
    (Dollars in millions)           March 31 June 30  Sept. 30 Dec. 31 Dec. 31
    --------------------------------------------------------------------------
    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products               $(19)   $(37)    $(21)    $23     $(54)
    Tubular Products                     (6)     (3)     (10)     (6)     (25)
    U. S. Steel Europe                   64      67       35      37      203
    Straightline                        (16)    (20)     (16)    (18)     (70)
    Real Estate                          13      16       11      10       50
    Other Businesses                    (34)      4       (8)      3      (35)
                                      -----   -----    -----   -----    -----
    Segment Income (Loss) from
     Operations                           2      27       (9)     49       69
     Retiree benefit expenses           (21)    (20)     (19)    (47)    (107)
     Other Items not allocated to
      segments:
      Stock appreciation rights           -      (1)      (2)    (72)     (75)
      Costs related to Straightline
       shutdown                           -       -        -     (16)     (16)
      Workforce reduction charges         -       -     (618)     (3)    (621)
      Asset impairments                   -     (11)     (46)      -      (57)
      Litigation items                  (25)      -        -       -      (25)
      Timber contribution to pension plan -       -        -      55       55
      Income from sale of coal seam
       gas interests                      -      34        -       -       34
      Gain on sale of coal mining assets  -      13        -       -       13
                                      -----   -----    -----   -----    -----
    Total Income (Loss)
     from Operations                   $(44)    $42    $(694)   $(34)   $(730)

    CAPITAL EXPENDITURES
    Flat-rolled Products                $11     $23      $23     $39      $96
    Tubular Products                     22      16        6       6       50
    U. S. Steel Europe                   20      22       30      49      121
    Straightline                          1       -        1       -        2
    Real Estate                           -       -        1       -        1
    Other Businesses                      9       8       12      12       41
                                      -----   -----    -----   -----    -----
    Total                               $63     $69      $73    $106     $311

     ----------
     (a) Effective with the fourth quarter of 2003, benefit expenses for current retirees are no longer allocated to the reportable segments and Other Businesses, and revisions were made to other corporate cost allocations. Accordingly, certain amounts have been restated to conform to fourth quarter 2003 segment presentation.

    Operating statistics have not changed from previously reported amounts.


                       UNITED STATES STEEL CORPORATION
                     SUPPLEMENTAL STATISTICS (Unaudited)
                                   2002(a)


                                      Quarter Quarter  Quarter Quarter Year
                                        ended  ended    ended   ended  ended
    (Dollars in millions)            March 31 June 30 Sept. 30 Dec. 31 Dec. 31
    ----------------------------------------------------------------------------

    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products               $(95)  $(41)     $50       $2  $(84)
    Tubular Products                      -      4        1      (11)   (6)
    U. S. Steel Europe                   (1)    26       40       45   110
    Straightline                         (8)   (10)     (12)     (15)  (45)
    Real Estate                           9     10       14       17    50
    Other Businesses                     (8)    21       20        -    33
                                      -----  -----    -----    ----- -----
    Segment Income (Loss) from
     Operations                        (103)    10      113       38    58
     Retiree benefit credits             22     22       22       13    79
     Other Items not allocated to
      segments:
      Workforce reduction charges         -    (10)       -      (90) (100)
      Asset impairments                   -    (14)       -        -   (14)
      Costs related to Fairless shutdown (1)     -        -        -    (1)
      Litigation items                    9      -        -        -     9
      Federal excise tax refund           -     33        3        2    38
      Insurance recoveries related to
       USS-POSCO fire                    12      6        2       19    39
      Gain on VSZ share sale              -      -        -       20    20
                                      -----  -----    -----    ----- -----
    Total Income (Loss) from
     Operations                        $(61)   $47     $140       $2  $128

    CAPITAL EXPENDITURES
    Flat-rolled Products                $12     $7       $8      $20   $47
    Tubular Products                      5     10       13       24    52
    U. S. Steel Europe                   17     17       11       52    97
    Straightline                          3      2        2        1     8
    Real Estate                           -      1        -        -     1
    Other Businesses                     19     11       12       11    53
                                      -----  -----    -----    ----- -----
    Total                               $56    $48      $46     $108  $258

     ----------
    (a) Effective with the fourth quarter of 2003, benefit expenses for current retirees are no longer allocated to the reportable segments and Other Businesses, and revisions were made to other corporate cost allocations. Accordingly, certain amounts have been restated to conform to fourth quarter 2003 segment presentation.

    Operating statistics have not changed from previously reported amounts.


                       UNITED STATES STEEL CORPORATION
                     SUPPLEMENTAL STATISTICS (Unaudited)

                                                  Year ended December 31,
    (Dollars in millions)                       2001(a)    2000(a)    1999(a)
    -------------------------------------------------------------------------
    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products                       $(596)      $(65)       $70
    Tubular Products                              74         68        (60)
    U. S. Steel Europe                           123          2          -
    Straightline                                 (19)         -          -
    Real Estate                                   63         65         48
    Other Businesses                             (62)       (32)        (4)
                                                -----      -----      -----
    Segment Income (Loss) from Operations       (417)        38         54
     Retiree benefit credits                     127        217        154
     Other Items not allocated to segments:
      Gain on Transtar reorganization             68          -          -
      Voluntary early retirement
       program pension settlement                  -          -         35
      Insurance recoveries related to
       USS-POSCO fire                             46          -          -
      Asset impairments                         (166)      (115)       (54)
      Costs related to Fairless shutdown         (38)         -          -
      Costs related to separation from Marathon  (25)         -          -
      Environmental and legal contingencies        -        (36)       (17)
      Loss on investment used to
       satisfy indexed debt obligations            -          -        (22)
                                                -----      -----     ------
    Total Income (Loss) from Operations        $(405)      $104       $150

    CAPITAL EXPENDITURES
    Flat-rolled Products                        $144       $185       $241
    Tubular Products                               5          2         17
    U. S. Steel Europe                            61          5          -
    Straightline                                  19          -          -
    Real Estate                                    2          2          2
    Other Businesses                              56         50         27
                                                -----      -----      -----
     Total                                      $287       $244       $287

     ----------
     (a) Effective with the fourth quarter of 2003, benefit expenses for current retirees are no longer allocated to the reportable segments and Other Businesses, and revisions were made to other corporate cost allocations. Accordingly, certain amounts have been restated to conform to fourth quarter 2003 segment presentation.

     Operating statistics have not changed from previously reported amounts.

SOURCE  United States Steel Corporation
    -0-                             01/30/2004
    /CONTACT: Media, Mike Dixon, +1-412-433-6860, or John Armstrong, +1-412-433-6792, or Investors/Analysts, John Quaid, +1-412-433-1184, all of
United States Steel Corporation/
    /Company News On-Call: http://www.prnewswire.com/comp/929150.html/ /Web site: http://www.ussteel.com/
    (X)

CO:  United States Steel Corporation
ST:  Pennsylvania
IN:  MNG
SU:  ERN CCA MAV ERP